Exhibit 99.1

Vaxart Announces Corporate Update for First Quarter 2020

Preparations for the Manufacturing of GMP Vaccine at Emergent BioSolutions Ongoing

Vaxart is Participating in Maxim’s Infectious Disease Virtual Conference on May 5, 2020

 SOUTH SAN FRANCISCO, Calif.-- (BUSINESS WIRE) - April 28, 2020-- Vaxart, Inc., a clinical-stage biotechnology company developing oral recombinant vaccines that are administered by tablet rather than by injection, today provided an update on its financials for the first quarter of 2020, and a corporate update ahead of its presentation at the Maxim Infectious Disease Virtual Conference on May 5, 2020.

“This has been a busy quarter at Vaxart, as we have focused on developing a vaccine candidate for COVID-19.” said Wouter Latour, MD, chief executive officer of Vaxart Inc. “We believe our oral tablet vaccine could be an important tool to help protect the global population from COVID-19.”

2020 Q1 Financials Update and Recent Corporate Highlights:

●	Vaxart had cash of $29.9 million as of March 31, 2020.

●	Vaxart received a total of $10.3 million from warrant exercises during the quarter.

●	Vaxart will receive $2.8 million in royalty revenue for Q1 2020.

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On April 21, 2020, Vaxart announced that its lead vaccine candidates generated anti-SARS CoV-2 antibodies in all tested animals after the first dose. The Company expects to announce additional four-week data within days and the selection of lead development candidate shortly thereafter.

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Vaxart is continuing with its manufacturing collaboration with Emergent and provided Vaxart elects to proceed, is on schedule to produce bulk cGMP vaccine in time for initiation of a Phase 1 clinical study during the second half of 2020.

●	The Universal Influenza vaccine collaboration with Janssen remains on schedule to provide results in mid-2020.

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The Company continues to pursue strategic, financial and public-private partnerships to advance its development candidates, including its coronavirus vaccine candidates, norovirus and seasonal influenza vaccine programs.

About Vaxart

Vaxart is a clinical-stage biotechnology company primarily focused on developing oral recombinant protein vaccines based on its proprietary oral vaccine platform. Vaxart’s vaccines are designed to generate broad and durable immune responses that protect against a wide range of infectious diseases and may also be useful for the treatment of chronic viral infections and cancer. Vaxart’s vaccines are administered using a convenient room temperature-stable tablet, rather than by injection. Vaxart believes that tablet vaccines are easier to distribute and administer than injectable vaccines and have the potential to significantly increase vaccination rates. Vaxart’s development programs include oral tablet vaccines that are designed to protect against coronavirus, norovirus, seasonal influenza and respiratory syncytial virus (“RSV”), as well as a therapeutic vaccine for human papillomavirus (“HPV”). For more information, please visit www.vaxart.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from pre-clinical and clinical trials, commercialization agreements and licenses, beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “plan” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s ability to develop and commercialize its product candidates and clinical results and trial data (including plans with respect to the COVID-19 vaccine product candidates); expectations relating to Vaxart’s relationship with Emergent, including Emergent’s ability to produce bulk cGMP vaccine and the timing thereof; and Vaxart’s expectations with respect to the important advantages it believes its oral vaccine platform can offer over injectable alternatives, particularly for mucosal pathogens such as norovirus, flu and RSV, as well as coronaviruses such as SARS, MERS and SARS CoV-2. Vaxart may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s control, including the recent outbreak of COVID-19; that Vaxart may not be able to obtain, maintain and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contact

Brant Biehn
Vaxart Inc
650 550 3500
IR@vaxart.com